FOR IMMEDIATE RELEASE

April 19, 2005

ILX RESORTS ANNOUNCES THE SALE OF ITS
LAS VEGAS LEASEHOLD INTEREST

Phoenix, Arizona – April 19, 2005 – ILX Resorts Incorporated (AMEX:ILX) announced today the sale of its leasehold interest in a 44-acre parcel located proximate to the Las Vegas Airport, UNLV and the “Strip” in Las Vegas, Nevada to Streets Las Vegas, L.L.C. for $18.0 million cash.  Streets Las Vegas, L.L.C. is owned by ACV International, Axon Capital and RJM Development L.L.C.  Financing for the project purchase was provided by Canyon Capital Realty Advisors.

“We are pleased to announce the cash sale of our Las Vegas leasehold interest,” said Joseph P. Martori, Chairman of ILX Resorts.  He continued, “The sale will contribute approximately $4.8 million in net after tax income, or approximately an additional $1.40 earnings per share in the second quarter of 2005.  The gross cash generated will be used in part to pay down debt and the remainder will allow us to focus on the growth of our core business.  We hope to expand our inventory in Sedona and enter the market in Puerto Peñasco, also known as Rocky Point, Mexico in the near future.”

“We are thankful for the efforts of the development team that had been assembled to move forward.  Axon Capital of Phoenix (Carol Colombo and Tony Bonacci) were enormously helpful on the strategic planning, financial structuring and operational fronts while the design genius and commercial real estate experience of Mark Advent, Mark Vlassopulos and their team at ACV International paved the way for this truly exciting mixed-use property,” Martori continued.

Advent is the creator of the $465 million New York-New York Hotel & Casino, which is located on the Las Vegas Strip.  As an entertainment, leisure and gaming industry pioneer, he earned an international reputation for vision and excellence as a design developer.  He has successfully negotiated and executed exclusive management, development and financing arrangements with Native American Indian Tribes with reservations in California, Illinois and Connecticut.  Among his other casino and entertainment projects, Advent worked closely on the redevelopment of the property currently operating as Terrible’s Hotel & Casino, a 380- room property that has been voted the “friendliest casino in Las Vegas,” and supervised the $200 million master planning, design and financing process for the River Rock Casino in Sonoma, California.  ACV is currently engaged in prospective gaming projects in Poland and Singapore.

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX’s portfolio of world-class properties includes seven resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico and land adjacent to an existing resort in northern Arizona on which it has commenced construction.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori, Chairman or Margaret Eardley, Chief Financial Officer, at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company’s control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company’s need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel, pending litigation and other risks detailed in ILX’s Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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